Exhibit 99.1

NEWS RELEASE

	Contacts:	David A. Miller, CFO Integrated Electrical Services, Inc. 713-860-1500

FOR IMMEDIATE RELEASE		Ken Dennard / ksdennard@drg-e.com Karen Roan / kcroan@drg-e.com DRG&E 713-529-6600

INTEGRATED ELECTRICAL SERVICES REPORTS
FISCAL 2005 SECOND QUARTER RESULTS

HOUSTON — MAY 11, 2005 — Integrated Electrical Services, Inc. (NYSE: IES) today announced results for its fiscal 2005 second quarter ended March 31, 2005. The company reported revenues of $287.5 million and a net loss for the second quarter of $13.2 million or $0.34 per share compared to revenues of $290.3 million and net income of $2.5 million or $0.06 per diluted share for the second quarter one year ago. The 2005 second quarter net loss includes the following items:

•	A loss of $4.8 million or $0.12 per share from discontinued operations, including $3.4 million of goodwill impairments

•	A charge of $3.0 million or $0.08 per share related to establishing valuation allowances against deferred tax benefits created by the company’s second quarter loss

•	A loss of $2.1 million or $0.05 per share related to gross profit losses on utility and plant projects at one business unit

•	A charge of $1.0 million or $0.02 per share related to the strengthening of insurance reserves for the company’s workers’ compensation, general and automobile insurance programs

•	A charge of $0.7 million or $0.02 per share related to writing off certain leasehold improvements

•	A charge of $0.3 million or $0.01 per share related to losses in an investment as determined by the equity method of accounting

     These charges total $11.8 million or $0.30 per share and were offset by a gain of $2.0 million or $0.05 per share related to marking-to-market embedded derivatives in the recent $50 million convertible bond issue, making the total adjustment $9.8 million or $0.25 per share. Excluding the above items, the net loss in the second quarter of fiscal 2005 would have been $3.4 million or $0.09 per share.

     Fiscal 2005 second quarter revenues from continuing operations increased $2.0 million over the first fiscal quarter of 2005. Second quarter 2005 revenues decreased, however, from the previous year’s second quarter total of $290.3 million. The slight revenue decline from the same quarter of the previous year is primarily the result of limited bonding and a reduction in larger bonded projects. As a result of the company’s strategic review process, IES has decided to reduce its dependence on bonded work in an effort to improve profitability and return on capital invested.

     “While our performance in the second fiscal quarter was disappointing, we are extremely pleased by the steps we have taken to make IES a more solid company,” stated Roddy Allen, IES’ president and chief executive officer. “We have made a conscious effort to improve the margins of all new work that we obtain. While this has meant that our backlog has decreased, we are encouraged by the improvement in the margins of the new work we have been awarded. Our divestiture program is showing great progress, and the proceeds from it continue to improve our overall capital structure. In addition, we are addressing the identified material weaknesses by altering disclosure requirements, reporting relationships and internal controls. Our enterprise resource planning system, Forefront, is substantially in place, installed in all but three of our business units. We intend to complete implementation in fiscal 2006.”

     David Miller, IES’ chief financial officer, added “We will continue to concentrate on improving the company’s cash flow and reducing the company’s indebtedness. The incentive program we have in place rewards those operating entities with superior collections of receivables and higher profitability, and we believe that the program is working well. Proceeds from our divestiture program will allow us to continue to de-lever the company.”

SEGMENT DETAILS

     Second quarter segment revenues for commercial/industrial continuing operations decreased to $216.1 million in fiscal 2005 from $217.1 million in the second quarter of fiscal 2004 and increased slightly from $215.9 million in the first quarter of fiscal 2005. Second quarter gross profit for commercial/industrial decreased to $17.8 million in fiscal 2005 from $21.1 million in fiscal 2004 and decreased from the $19.8 recorded in the first fiscal quarter of the current year. The decrease versus the first quarter was due primarily to the $2.1 million in losses experienced at one business unit on utility and plant projects.

     Fiscal 2005 second quarter residential segment revenues fell by 2.5% to $71.4 million compared to $73.2 million in fiscal 2004 but recovered 2.5% over the $69.7 million from the first fiscal quarter. In spite of the lower revenues, second quarter gross profit for residential grew to $15.3 million in fiscal 2005 versus $14.8 million in fiscal 2004 and increased by $1.5 million from $13.8 million gross profit in fiscal 2005’s first quarter.

(dollars in millions)

	Commercial/			Discontinued
2005 2nd Quarter	Industrial	Residential	Corporate	Operations	Total
Revenues	$216.1	$71.4			$287.5
Gross profit	17.8	15.3			$33.1
Income (loss) from operations	(1.1)	6.3	(8.0)		($2.8)
EBITDA	1.0	6.5	(7.5)	(1.2)	($1.2)

	Commercial/			Discontinued
2004 2nd Quarter	Industrial	Residential	Corporate	Operations	Total
Revenues	$217.1	$73.2			$290.3
Gross profit	21.1	14.8			$35.9
Income (loss) from operations	3.4	6.3	(5.2)		$4.5
EBITDA	5.3	6.7	(9.9)	3.8	$5.9

	Commercial/			Discontinued
2005 1st Quarter	Industrial	Residential	Corporate	Operations	Total
Revenues	$215.9	$69.7			$285.5
Gross profit	19.8	13.8			$33.6
Income (loss) from operations	0.3	5.3	(7.6)		($2.0)
EBITDA	3.1	5.5	(7.3)	(1.0)	$0.3

BACKLOG AND BONDING

     Excluding discontinued operations, IES’ backlog was $458.2 million at March 31, 2005, compared to $584.3 million for the same units at the end of the second quarter a year ago and $514.9 million for the same units at the end of the first quarter of 2005. The lower year to year backlog is primarily due to the company’s increased efforts to obtain higher margin work and its more restricted bonding availability. Gross margin in backlog from continuing operations increased by forty basis points during the quarter.

     As was reported in a January 19, 2005 press release, the company reached an agreement with its surety bond provider to provide surety bonds to the company on terms that are acceptable to the company. As was permitted in its amended credit facility, the company pledged accounts receivable and certain other assets related to bonded jobs to the surety provider. Since January 19, 2005, IES has requested and received approximately $60 million in new surety bonds from its surety provider for bonded projects. The company is currently in the process of identifying a co-surety to further expand its bonding capacity and allow it to better fulfill its bonding requirements in light of the increased amount of new work available in many of the markets it serves.

CASH FLOW, DEBT AND LIQUIDITY

     The company generated positive cash flow from operations of $5.9 million for the second fiscal quarter of 2005 versus $0.6 million provided in the second fiscal quarter of 2004.

     As of March 31, 2005, total debt was $225.4 million compared to the prior year’s second quarter balance of $223.1 million. Total debt as of September 30, 2004 was $230.9 million. As of May 10, 2005, IES’ total debt was approximately $223.1 million, and cash totaled approximately $27.5 million.

     IES currently has $17.5 million of cash and $5.5 million in letters of credit posted as collateral with its surety provider and an additional $2.6 million of cash posted with its senior lenders as collateral for letters of credit as required by its credit agreement from proceeds derived from asset sales.

     Interest expense for the second fiscal quarter was $4.4 million compared to $6.6 million for the same fiscal quarter of 2004. This year’s second fiscal quarter includes a $2.0 million gain from the marking-to-market of embedded derivatives in the company’s convertible bonds.

     The company is currently in discussions with potential lenders to refinance its credit facility.

DIVESTITURES

     As was previously announced, based on a continuous review of each business unit that includes a focus on consistency of profitability; return on capital, including capital employed for bonding; construction spending and growth trends; and management strength, IES categorizes its business units in three broad categories to facilitate the divestiture program: Core, Under Review and Planned Divestitures.

     The Core units, which include the residential units, have what IES considers acceptable performance in the above categories. The units Under Review are businesses that may have underperformed in some category, necessitating further evaluation to determine whether or not the unit should be divested or shut down. The Planned Divestiture group is comprised of units that have unacceptable performance per IES’ criteria, and these units are intended to be divested or closed in order to strengthen and improve the overall quality of IES’ operations.

     To date, IES has sold ten units primarily operating in the commercial/industrial market for total cash proceeds of $29.8 million. These units had combined revenues of $137.6 million and operating income of $4.2 million in fiscal 2004.

     In addition to the divestitures, IES has closed one business unit during the second fiscal quarter and is in the process of closing another unit. These units had combined revenues of $7.6 million and an operating loss of $2.5 million in fiscal 2004. By closing these units, the company will monetize their assets and eliminate the monthly management burden devoted to their supervision and daily operation.

     Thirty-nine business units currently remain as active IES operations, seven of which are currently slated for divestiture. These seven units generated $244.8 million in revenues and had a cumulative operating loss of $3.3 million in fiscal 2004. An additional three units that combined generated $195.8 million in revenues and operating income of $1.2 million in fiscal 2004 are under review for potential divestiture. Below is a table that shows the business units by category.

(dollars in millions)

			Planned	Planned	To Be Sold
		Under	Divestitures:	Divestitures:	Included in		Discontinued
Fiscal 2005 2nd Quarter	Core	Review	Sold or Closed	To be sold	Disc Ops	Corporate	Operations	TOTAL
Revenues*	$208.2	$39.7		$55.9	($16.3)			$287.5
Gross profit	$24.8	$3.1		$6.8	($1.7)			$33.1
Income (loss) from operations	$4.6	($0.3)		$1.0	($0.2)	($8.0)		($2.8)
EBITDA	$6.4	($0.0)		$1.3	($0.2)	($7.5)	($1.2)	($1.2)

			Planned	Planned	To Be Sold
		Under	Divestitures:	Divestitures:	Included in		Discontinued
Fiscal 2004 2nd Quarter	Core	Review	Sold or Closed	To be sold	Disc Ops	Corporate	Operations	TOTAL
Revenues*	$198.2	$50.5		$55.7	($14.1)			$290.3
Gross profit	$26.6	$5.2		$6.1	($2.0)			$35.9
Income (loss) from operations	$8.1	$1.5		$1.3	($1.1)	($5.2)		$4.5
EBITDA	$9.6	$1.8		$1.8	($1.2)	($9.9)	$3.8	$5.9

			Planned	Planned	To Be Sold
		Under	Divestitures:	Divestitures:	Included in		Discontinued
2005 Year to Date	Core	Review	Sold or Closed	To be sold	Disc Ops	Corporate	Operations	TOTAL
Revenues*	$408.4	$81.5		$114.6	($31.5)			$573.1
Gross profit	$51.7	$6.8		$11.6	($3.4)			$66.7
Income (loss) from operations	$11.3	($0.0)		$0.0	($0.5)	($15.6)		($4.8)
EBITDA	$15.5	$0.6		$0.7	($0.7)	($14.8)	($2.2)	($0.9)

			Planned	Planned	To Be Sold
		Under	Divestitures:	Divestitures:	Included in		Discontinued
Fiscal 2004 Full Year	Core	Review	Sold or Closed	To be sold	Disc Ops	Corporate	Operations	TOTAL
Revenues*	$838.3	$195.8	$142.6	$247.4				$1,424.1
Gross profit	$123.2	$15.9	$15.2	$19.7				$173.9
Income (loss) from operations **	$48.5	$1.2	$3.2	($4.7)		($25.1)		$23.0
EBITDA ***	$56.0	$2.6	$3.7	($2.9)		($22.8)		$36.6

*	Net of intercompany eliminations

**	Does not include goodwill impairment charge and includes addbacks for Tesla lawsuit settlement

***	Includes add-backs for Tesla lawsuit settlement and loss on repurchase of bonds

COMPLIANCE WITH DEBT COVENANTS

     As of March 31, 2005, the Company was in violation of the minimum EBITDA covenant of the Credit Facility, as amended and is in default. The Company is in discussions with its bank group to have the covenant waived or the facility otherwise amended to bring the company into compliance. If the company had been in compliance with all of its financial covenants under the Senior Secured Credit Facility at March 31, 2005, the availability under the line of credit would have been approximately $32.3 million.

     If the Senior Secured Credit Facility is accelerated because of the existing default, it can result in a cross default under our company’s indentures with respect to the subordinated debt or convertible debt.

EBITDA RECONCILIATION

IES has disclosed in this press release EBITDA amounts that are non-GAAP financial measures. Management believes EBITDA provides useful information to investors as a measure of comparability to peer companies. However, these calculations may vary from company to company, so IES’ computations may not be comparable to other companies. Management further uses EBITDA to compare the financial performance of its segments and to internally manage those business segments. EBITDA is also one of the measures that is used in determining compliance with the company’s senior secured credit facility. A reconciliation of EBITDA, as well as EBITDA defined by IES’ credit facility covenants, to net income is found in the tables below.

(dollars in millions)

2nd Quarter	2005	2004
Net Income (loss)	($13.2)	$2.5
Interest Expense	4.4	6.5
Provision for Income Taxes	0.7	(6.4)
Depreciation and Amortization	3.5	3.3
Goodwill Impairment	3.4	0.0
EBITDA	($1.2)	$5.9

Addbacks as per Credit Agreement(1)	2.0	N/A
EBITDA as per Credit Agreement	$0.8	N/A

(1) Includes loss on sale of PP&E, bad debt expense, losses in an equity investment, impairment of divestitures, amortization of restricted stock, bank advisor fees, and a gain on divestitures

CONFERENCE CALL

     Integrated Electrical Services has scheduled a conference call for Wednesday, May 11, 2005, at 9:30 a.m. eastern time. To participate in the conference call, dial (303) 262-2138 at least ten minutes before the call begins and ask for the Integrated Electrical Services conference call. A replay of the call will be available approximately two hours after the live broadcast ends and will be accessible until May 17, 2005. To access the replay, dial (303) 590-3000 using a pass code of 11029447.

     Investors, analysts and the general public will also have the opportunity to listen to the conference call over the Internet by visiting www.ies-co.com. To listen to the live call on the web, please visit the company’s web site at least fifteen minutes before the call begins to register, download and install any necessary audio software. For those who cannot listen to the live web cast, an archive will be available shortly after the call.

     Integrated Electrical Services, Inc. is a national provider of electrical solutions to the commercial and industrial, residential and service markets. The company offers electrical system design and installation, contract maintenance and service to large and small customers, including general contractors, developers and corporations of all sizes.

This Press Release includes certain statements that may be deemed to be “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on the Company’s expectations and involve risks and uncertainties that could cause the Company’s actual results to differ materially from those set forth in the statements. Such risks and uncertainties include, but are not limited to, the inherent uncertainties relating to estimating future operating results or our ability to generate sales, income, or cash flow, potential difficulty in addressing material weaknesses in the Company’s accounting systems that have been identified to the Company by its independent auditors, potential limitations on our ability to access the credit line under our credit facility, litigation risks and uncertainties, fluctuations in operating results because of downturns in levels of construction, inaccurate estimates used in entering into and executing contracts, difficulty in managing the operation of existing entities, the high level of competition in the construction industry, changes in interest rates, the general level of the economy, level of competition from other electrical contractors, increases in costs of labor, steel, copper and gasoline, limitations on the availability and the increased costs of surety bonds required for certain projects, inability to reach agreements with our surety or co-surety bonding company to provide sufficient bonding capacity, risk associated with failure to provide surety bonds on jobs where we have commenced work or are otherwise contractually obligated to provide surety bonds, loss of key personnel, business disruption and costs associated with the Securities and Exchange Commission investigation and class action litigation, inability to reach agreement for planned sales of assets, business disruption and transaction costs attributable to the sale of business units, costs associated with the closing of business units, unexpected liabilities associated with warranties or other liabilities attributable to the retention of the legal structure of business units where we have sold substantially all of the assets of the business unit, inability to fulfill the terms or meet the required financial covenants of the credit facility, inability to obtain a waiver of the existing Event of Default under the Credit Facility, cross defaults under the subordinated debt Senior Convertible Notes offering or agreement with the surety if the Event of Default is not waived or cured and an acceleration occurs difficulty in integrating new types of work into existing subsidiaries, inability of subsidiaries to incorporate new accounting, control and operating procedures, inaccuracies in estimating revenues and percentage of completion on contracts, and weather and seasonality. If the company is unable to file an S-1 in support of the Senior Convertible Notes, the penalty interest may apply under that agreement. You should understand that the foregoing important factors, in addition to those discussed in our other filings with the Securities and Exchange Commission (“SEC”), including those under the heading “Risk Factors” contained in our annual report on Form 10-K for the fiscal year ended September 30, 2004, could affect our future results and could cause results to differ materially from those expressed in such forward-looking statements. We undertake no obligation to publicly update or revise any forward-looking statements to reflect events or circumstances that may arise after the date of this release.

General information about us can be found at www.ies-co.com under “Investor Relations.” Our annual report on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K, as well as any amendments to those reports, are available free of charge through our website as soon as reasonably practicable after we file them with or furnish them to the SEC.

Tables to follow

INTEGRATED ELECTRICAL SERVICES, INC., AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)
(UNAUDITED)

	Three Months Ended		Six Months Ended
	March 31,		March 31,
	2004	2005	2004	2005
Revenues	$290,284	$287,521	$601,241	$573,056
Cost of services (including depreciation)	254,402	254,556	520,531	506,357

Gross profit	35,882	33,055	80,710	66,669
Selling, general and administrative expenses	31,377	35,904	63,448	71,508

Income from operations	4,505	(2,849)	17,262	(4,809)
Other (income)/expense:
Interest expense	6,556	4,441	13,015	13,285
Gain on sale of assets	139	188	154	7
Other, net	5,195	292	5,319	548

	11,890	4,921	18,488	13,840

Income/(loss) before income taxes	(7,385)	(7,770)	(1,226)	(18,649)
Provision for income taxes	(6,910)	636	(5,689)	896

Net income/(loss) from continuing operations	$(475)	$(8,406)	$4,463	$(19,545)

Discontinued operations
Income/(loss) from discontinued operations (including loss on disposal of $0, $103, $0, & $236 respectively)	3,451	(4,785)	5,356	(11,210)
Provision for income taxes	504	35	1,058	79

Net Income/(loss) from discontinued operations	2,947	(4,820)	4,298	(11,289)
Net income/(loss)	$2,472	$(13,226)	$8,761	$(30,834)

Earnings per share:
Basic earnings/(loss) per share from continuing operations	$(0.01)	$(0.21)	$0.12	$(0.50)

Basic earnings/(loss) per share from discontinued operations	$0.07	$(0.12)	$0.11	$(0.29)

Basic earnings/(loss) per share	$0.06	$(0.34)	$0.23	$(0.79)

Diluted earnings/(loss) per share from continuing operations	$(0.01)	$(0.21)	$0.12	$(0.50)

Diluted earnings/(loss) per share from discontinued operations	$0.07	$(0.12)	$0.11	$(0.29)

Diluted earnings/(loss) per share	$0.06	$(0.34)	$0.22	$(0.79)

Shares used in the computation of earnings (loss) per share:
Basic	38,544	39,150	38,408	39,034

Diluted	39,544	39,150	39,014	39,034

Selected Balance Sheet Data:	09/30/04	03/31/05
	(restated)	(unaudited)
Cash and Cash Equivalents	$22,232	$32,384
Working Capital	204,295	213,036
Goodwill, net	87,430	87,178
Total Assets	580,933	532,466
Total Debt	231,262	226,413
Total Stockholders’ Equity	143,168	113,876

Selected Cash Flow Data:	Three Months Ended		Six Months Ended
	03/31/04	03/31/05	03/31/04	03/31/05
Cash provided by operating activities	$597	$5,937	$7,024	$(3,105)
Cash used in investing activities	(1,219)	11,213	(3,141)	21,803
Cash used in financing activities	(24,488)	(16,438)	(25,041)	(8,546)